Exhibit 10.5

October 1, 2007

Ms. Kim Payne
Chief Financial Officer

Dear Kim:

        In connection with your employment with PRIMEDIA ("the Company"), this letter will constitute our agreement relating to amounts and benefits owing to you in connection with any termination of your employment.

        In the event that we terminate your employment without cause at any time after your date of hire, we will pay you as severance an aggregate amount equal to twelve (12) months base salary at the rate being paid on the date your employment is terminated by the Company (the "Date of Termination"), payable in equal bi-weekly installments on the Company's regularly scheduled payroll dates beginning on the effective date of the separation and release agreement referred to below, less applicable withholdings. Any EICP bonus for completed calendar years unpaid at the Date of Termination shall be paid in full within 10 days after the completion of the EICP bonus calculations for all employees, but never later than December 31 of the calendar year of your termination.

        No severance payments whatsoever shall be payable upon your voluntary resignation or upon termination of your employment for cause. For purposes of this letter, "cause" shall mean substance abuse, conviction of a felony, fraud, theft, embezzlement, sexual harassment, or willful or repeated failure or refusal to follow reasonable policies or directives established by your supervisor or the Board of Directors of the Company.

        As consideration for the severance and benefits to be provided to you pursuant to this letter and as a condition to your receipt of any payments hereunder, you agree to execute a separation and release agreement substantially in the form attached hereto and as it may be hereafter amended generally for application to all employees.

        The severance arrangements set forth above shall be in lieu of and not in addition to any other severance policies of the Company which may be in effect generally from time to time.

        Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in Atlanta and that the arbitrator's findings shall be final and binding on both parties hereto.

        This letter and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia.

        This letter constitutes our entire agreement, supersedes all prior agreements between us which are of no further force and effect. The provisions of this letter may not be changed or waived, except by a writing signed by both parties hereto.

        It is the intent of the Company that this Agreement shall comply with all the provision of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent that any provision thereof is not exempt, and in the event that any such provision does not so comply nor is exempt, it shall be interpreted in such a manner as to be in compliance therewith.

Very truly yours,
By	/s/ ROBERT C. METZ

AGREED AND ACCEPTED
/s/ KIM R. PAYNE Kim Payne